Exhibit 10.24

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of this 22nd day of October, 2007 (the “Execution Date”), by and between AXT, Inc., a Delaware corporation (“Seller”), and S B C & D Co., INC., a California corporation, dba South Bay Development, or its assignee pursuant to Section 14.1 (“Buyer”).

RECITALS:

A.                                   Seller is the owner of the following real property (collectively, the “Real Property”):

(1)                                  All that certain real property, consisting of approximately 4.65 acres, commonly known as 4311 Solar Way, located in the City of Fremont (the “City”), County of Alameda, State of California, as legally described in Exhibit “A” attached hereto, together with all easements, rights and privileges appurtenant thereto (collectively, the “Land”);  and

(2)                                  The building located on the Land, consisting of approximately 76,500 square feet (the “Building”), together with all improvements appurtenant thereto and fixtures and leasehold improvements located therein (the Building and such fixtures and improvements being hereinafter collectively referred to as the “Improvements”).

B.                                     In connection with the Real Property, Seller is the owner of certain intangible personal property (including, without limitation, governmental approvals, permits, and development rights) owned by Seller and used exclusively by Seller in the use and operation of the Real Property (“Intangible Property”). The Real Property and the Intangible Property are collectively referred to in this Agreement as the “Property.”

C.                                     Seller is prepared to sell and convey the Property to Buyer and Buyer is prepared to purchase the Property from Seller, all for the purchase price and on the other terms and conditions hereinafter set forth.

AGREEMENT:

In consideration of the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.                                      Sale and Purchase. Seller hereby agrees to sell and convey the Property to Buyer and Buyer hereby agrees to purchase and accept the Property from Seller for the purchase price and subject to the other terms and conditions set forth in this Agreement.

2.                                      Purchase Price. The purchase price for the Property (the “Purchase Price”) shall be Five Million Six Hundred Fifty Thousand and no/100 Dollars ($5,650,000.00), payable as follows:

2.1                               Deposit.

2.1.1                     On or prior to the Execution Date, Buyer delivered to First American Title Company (the “Escrow Agent”) at its office at 1737 N. First Street, Suite 100, San Jose, California 95112, attention:  Liz Zankich, to be held in an escrow (the “Escrow”) and delivered in accordance with this Agreement, a deposit in the amount of Two Hundred Fifty Thousand Dollars ($250,000) (the “Deposit”). If Buyer delivers its Notice of Approval (as defined in Section 5.2.1 below) to Seller on or before the expiration of the Due Diligence Period (defined below), then, after the expiration of the Due Diligence Period, the Deposit shall be deemed non-refundable to Buyer except as otherwise provided herein. The Deposit shall be fully refundable to Buyer prior to the expiration of the Due Diligence Period. In addition, if this Agreement terminates for any reason other than as a result of a breach or default by Buyer hereunder prior to the Close of Escrow, then the Deposit shall be promptly refunded to Buyer.

2.1.2                     The Deposit shall be in the form of cash, certified check, bank cashier’s check, wire transfer or other form of readily available federally insured funds. The Deposit shall be held by the Escrow Agent in an interest-bearing account. All interest earned on the Deposit while in the Escrow shall be deemed to be part of the Deposit and shall accrue to the benefit of Buyer (or Seller, to the extent Seller is entitled to the Deposit as provided in Section 10.1 below).

2.1.3                     At the Closing (as defined in Section 7.1), the Deposit shall be applicable to the Purchase Price.

2.2                               Remainder of Purchase Price. At the Closing, Buyer shall deliver to the Escrow Agent, in cash, certified check, bank cashier’s check, wire transfer, or other form of readily available federally insured funds, an amount equal to the Purchase Price less the Deposit plus interest earned, if any, together with Buyer’s share of closing costs and prorations due and payable by Buyer in accordance with this Agreement. The Purchase Price, subject to adjustments and apportionments set forth herein, shall be transferred through the Escrow on the Closing Date to the order or account of Seller or such other person as Seller may designate in writing.

3.                                      Seller’s Representations, Warranties and Covenants. Seller represents, warrants and acknowledges to Buyer and covenants with Buyer as follows:

3.1                               Authority. Seller is duly organized, validly existing and in good standing under the laws of the State of California and all documents executed by Seller shall be valid, legal and binding obligations of Seller at Closing. Seller has the right, power, and authority to enter into and to perform all of Buyer’s obligations pursuant to this Agreement and to convey  the Property on the terms and conditions set forth herein and this Agreement and Seller’s conveyance of the Property hereunder do not violate any material terms or provisions of any contract to which Buyer is a party. No consent of any other party is required in order for Seller to perform any of its obligations hereunder. The person(s) executing this Agreement on behalf of Seller are authorized to do so on behalf of Seller;

3.2                               Hazardous Materials. To Seller’s actual knowledge, except as otherwise disclosed in the Property Documents (as defined in Section 3.7 below), there are no Hazardous Materials (as defined in Exhibit “B” attached hereto) on, in or under the Property in violation of applicable Environmental Laws (as defined in Exhibit “B” attached hereto);

3.3                               Eminent Domain. Seller has not received any written notice of nor, to Seller’s actual knowledge, are there any pending or threatened proceedings, in eminent domain or otherwise, which would affect the Real Property or any portion thereof;

3.4                               Contracts. Within five (5) days after the Execution Date, Seller shall deliver to Buyer copies of all construction, equipment leasing, service, equipment, supply, utilities, maintenance, or concession or other agreements relating to the ownership, use, maintenance, repair, management or operation of the Property in Seller’s possession which are currently in force with respect to the Property (collectively, the “Contracts”). To Seller’s actual knowledge, the items delivered to Buyer pursuant to this Section 3.4 shall be accurate and complete copies of all of the Contracts affecting the Property. To Seller’s actual knowledge, there are no management agreements, Contracts, or other agreements affecting the Property or the operation or maintenance thereof, except as Seller has otherwise disclosed to Buyer in writing within five (5) days following the Execution Date;

3.5                               Leases. Seller has not leased or licensed the Property to a third party, and there are no other parties occupying, or with a right to occupy, the Property.

3.6                               Documents. Within five (5) days after the Execution Date, Seller shall deliver to Buyer all documents in its possession regarding the Property, including without limitation the categories of documents listed in Exhibit “D”, attached hereto (the “Property Documents”). To Seller’s actual knowledge, the items delivered to Buyer pursuant to this Section 3.4 shall be accurate and complete copies of all of the Property Documents affecting the Property. Seller also shall make available to Buyer, in Seller’s office, all of Seller’s books and records with respect to the Property.

3.7                               Maintenance of Property; New Leases. Seller shall maintain the Property in the condition existing on the date hereof, reasonable wear and tear excepted. During the period from the Execution Date to the earlier of the Closing or termination of this Agreement, Seller shall not enter into any leases, contracts or other agreements or understandings which would be binding on the Property after the Closing or result in any liability to Buyer upon or after Buyer’s purchase of the Property, unless Buyer provides its written consent to Seller entering into such agreements, which consent Buyer may withhold in its sole and absolute discretion.

3.8                               Violations. Other than with respect to the environmental condition of the Property as disclosed in the Property Documents, Seller has not received any written notice that the Property is in violation of any law, zoning, building or other code, ordinance, rule, regulation, or requirement of any governmental agency, body, or subdivision affecting or relating to the Property, or any portion thereof, including, without limitation, the Americans With Disabilities Act and the regulations promulgated thereunder, and to Seller’s actual knowledge no such violations currently exist.

3.9                               Knowledge. When used in this Article, “Seller’s actual knowledge” shall be limited to the actual knowledge of Seller’s officers and employees (including Seller’s office manager) as of the date hereof, without any special duty of investigation or inquiry with respect to the subject matter of the representations and warranties contain in this Article.

The representations and warranties of Seller set forth in this Agreement shall be true and correct as of the Execution Date and on and as of the Close of Escrow as if such representations and warranties were made on and as of such Close of Escrow. The representations and warranties set forth in this Section 3 shall survive the Close of Escrow for a period of twelve (12) months.

4.                                      Buyer’s Representations, Warranties and Covenants. Buyer hereby represents, warrants and acknowledges to Seller and covenants with Seller as follows:

4.1                               Authority. Buyer has the power and authority to enter into and to perform all of Buyer’s obligations pursuant to this Agreement and to purchase the Property on the terms and conditions set forth herein. No consent of any other party is required in order for Buyer to perform any of its obligations hereunder. The person(s) executing this Agreement on behalf of Buyer are authorized to do so on behalf of Buyer

4.2                               No Conflict. This Agreement and Buyer’s purchase of the Property hereunder do not violate any material terms or provisions of any contract to which Buyer is a party.

4.3                               Confidentiality. Until the Closing Date shall occur, Buyer shall keep in confidence and not disclose any information or documents it receives from Seller or the terms and conditions of this Agreement to any person, firm or entity without the prior written authorization of Seller, except that the information may be disclosed to (i) Buyer’s partners, directors, officers, members, existing and potential financial sources, potential joint venturers or investors, assignees, lawyers, accountants, consultants, and representatives, including Buyer’s Agents (as defined in Section 5.2.1 below) as needed to enable Buyer to complete its obligations, obtain acquisition financing and/or exercise its rights hereunder, provided that Buyer requires such entities and persons to maintain the confidentiality of such information and documents, or (ii) as required by law or by regulatory or judicial process. The preceding to the contrary notwithstanding, Buyer shall have no obligation to maintain the confidentiality of any information or documents it receives from Seller: (i) which is, at the time of disclosure to Buyer, available to the general public; or (ii) which becomes, at a later date, available to the general public through no fault of Buyer, and then only after said date; or (iii) which Buyer can demonstrate was in its possession before receipt of the same from Seller; or (iv) which is disclosed to Buyer without restriction on disclosure by a third party who has the lawful right to disclose such information.

4.4                               “AS IS” Purchase. Other than as expressly set forth in this Agreement, (a) Buyer acknowledges and agrees that Buyer is acquiring the Property subject to the terms of this Agreement in its “AS IS” condition, WITH ALL FAULTS, IF ANY, AND WITHOUT ANY WARRANTY, EXPRESS OR IMPLIED, and (b) neither Seller nor any agents, representatives, or employees of Seller have made any representations or warranties, direct or indirect, oral or written, express or implied, to Buyer or Buyer’s Agents with respect to the condition of the Property, its fitness for any particular purpose, or its compliance with any laws, and Buyer is not aware of and does not rely upon any such representation. Buyer acknowledges that the Due Diligence Period will have afforded Buyer the opportunity to make such inspections (or have such inspections made by consultants) as it desires of the Property and all factors relevant to its use, including, without limitation, the interior, exterior, and structure of any improvements on the Property, the condition of soils and subsurfaces, and the status of all zoning, permitting and other entitlements relevant to the use or contemplated use of the Property. Buyer acknowledges that during the Due Diligence Period Buyer and Buyer’s Agents will have had the opportunity to independently and with the assistance of Buyer’s professional advisors and consultants undertake whatever non invasive studies, tests and investigation Buyer desires to conduct relating to the Property (including, without limitation, economic reviews, engineering analyses, environmental analyses and analyses of the records of any governmental or quasi-governmental entity having jurisdiction over the Property). Except as otherwise provided herein, Buyer is relying solely on its own investigation as to the Property and its value and is assuming the risk that adverse physical, economic or other conditions (including, without limitation, adverse environmental conditions and the status of compliance with the requirements of the Americans with Disabilities Act of 1990) may not have been revealed by such investigation. If escrow closes hereunder, then Buyer agrees that the Property is being sold to and accepted by Buyer, at Closing, in the condition it is in at the end of the Due Diligence Period “AS-IS.”

4.5                               Release of Claims.

(a)                                  As of the Closing, Buyer hereby completely releases and forever discharges Seller and Seller’s partners, affiliates, employees, successors, assigns, heirs, agents, and representatives from and against all claims, liabilities, demands, judgments, damages, losses, and costs (collectively, “Claims”) arising from or related to the following:  (i) any Hazardous Materials in, on, beneath, discharged from, migrating from, discharged to or migrating to the Property, including the soil or groundwater thereof, at any time; and (ii) any use, handling, treatment, storage, transportation or disposal of Hazardous Materials at or from the Property after the Closing; and (iii) any latent or patent defect affecting the Property (collectively, the “Released Matters”). As used in this Agreement, the term “Hazardous Materials” shall have the meaning set forth in Exhibit “B” attached hereto. In connection with such waiver and relinquishment, Buyer acknowledges that it is aware that it hereafter may discover Claims or facts in addition to or different from those which it now knows or believes to exist with respect to the Released Matters, but that it is Buyer’s intention to fully, finally and forever to settle and release all of the Released Matters in accordance with the provisions of this Section 4.5, and the release set forth herein shall be and remain in effect as a full and complete release notwithstanding the discovery or existence of any such additional or different Claims or facts. The foregoing release of Claims shall be binding on Buyer and its affiliates.

(b)                                  In connection with Section 4.5(a) above, Buyer expressly waives as of the Closing hereunder the benefits of Section 1542 of the California Civil Code which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Buyer’s Initials /s/ MR

Notwithstanding the foregoing, the releases and waivers set forth in this Agreement do not excuse and shall not apply to any fraud or concealment of material facts committed by Seller, or, subject to the limitations in Article 3 above, any representations or warranties by Seller in this Agreement with respect to the Released Matters. Furthermore, nothing stated herein shall be construed or interpreted as creating an obligation on Buyer to assume any environmental obligations or liabilities of Seller or to indemnify, defend or hold harmless Seller from or against any claims, liabilities, losses, damages, demands, actions, causes of action, judgments, costs or expenses (including, without limitation, attorneys’ fees) arising from or related to the environmental or other condition of the Property.

5.                                      Conditions of Buyer’s Obligations. The Closing and Buyer’s obligations under this Agreement to purchase the Property shall be subject to the reasonable satisfaction, prior to the times prescribed herein, of the following conditions, with Buyer to retain the right to waive, in writing, in whole or in part, any of the following conditions (collectively, the “Contingencies”) at or prior to the time prescribed herein for approval or disapproval by Buyer:

5.1                               Title Report. Within three (3) business days after the Execution Date, Seller shall deliver to Buyer a preliminary title report prepared by First American Title Company (“Title Company”) with respect to the Property (the “Title Report”), together with complete copies of all exceptions set forth therein. Buyer shall have until 5:00 p.m. (Pacific Time) on the date which is ten (10) business days after the Execution Date (the “Title Review Period”) to notify Seller and the Escrow Agent, in writing, of Buyer’s disapproval of any exceptions or items shown thereon and to obtain, at Buyer’s sole cost (subject to Seller’s payment at Closing pursuant to Section 8.2.2) the commitment of the Title Company to issue the Title Policy (as defined in Section 5.5 below), including such endorsements as Buyer may reasonably request. If Buyer does not give Seller written notice of disapproval of any of the foregoing items within the prescribed time, the Title Report and the supporting documents shall be deemed approved (and all exceptions therein shall be deemed “Permitted Exceptions” and this condition shall be deemed satisfied); provided, however, Buyer may at any time during the Title Review Period object to any title matters affecting the Property. Within five (5) days of receipt of Buyer’s notice of disapproval of any of the foregoing items, Seller shall notify Buyer whether Seller is willing to remove any such item which Buyer has disapproved. If Seller does not give Buyer written notice within the prescribed period of time, Seller shall be deemed to have elected not to remove any such item which Buyer has disapproved. If there are exceptions which Buyer has disapproved and which Seller is not willing to remove at Seller’s expense, Buyer shall have until the end of the Due Diligence Period (or such five (5) day period for Seller’s response, whichever is later) to notify Seller in writing of Buyer’s election to either (a) waive its disapproval and approve such exceptions, or (b) terminate this Agreement and receive a refund of the Deposit. If Buyer elects to waive its disapproval and approve any such exceptions by providing a Notice of Approval (as defined in Section 5.2.1 below), such exceptions then shall be deemed to become Permitted Exceptions at the Closing. Notwithstanding the above, title to the Property shall be free of “Monetary Encumbrances” at the Close of Escrow except for the lien of ad valorem real property taxes and general and special assessments not yet due and payable. Seller shall satisfy or cause to be satisfied prior to the Close of Escrow or at the Close of Escrow from the Purchase Price all Monetary Encumbrances except for prorated ad valorem real property taxes and assessments. As used in this Agreement, the term “Monetary Encumbrances” shall mean encumbrances or defects to title which, by their terms, require the payment of money in installments or at a fixed time, including, but not limited to, mortgages, deeds of trust, judgment liens and mechanic’s or materialmens’ liens.

5.2                               Due Diligence Period.

5.2.1                     At all times during the period commencing on the Execution Date until 5:00 p.m. (Pacific Time) on the day which is thirty (30) days after the Execution Date, or the next business day if such date falls on a weekend or holiday (the “Due Diligence Period”), Buyer, its authorized agents, employees, consultants and representatives (“Buyer’s Agents”) shall have the right to enter the Property at reasonable times and at reasonable intervals to conduct and carry out any and all non invasive inspections, tests, and studies as Buyer deems appropriate or Buyer’s lender requires. Buyer shall not have the right to do any invasive testing of the Property or the Improvements located thereon without the prior written consent of Seller, subject to subsection 5.2.2(g) below. Buyer shall provide notice to Seller of its intent to enter the Property and provide Seller the right to accompany Buyer on such entry. Buyer shall have the right to terminate this Agreement at any time prior to the expiration of the Due Diligence Period at Buyer’s sole and absolute discretion, for any reason whatsoever or for no reason, by delivering to Seller written notice of Buyer’s election to terminate this Agreement no later than 5:00 p.m. (Pacific Time) of the last day of the Due Diligence Period (the “Termination Notice”). Buyer’s failure to deliver the Termination Notice within the Due Diligence Period, or Buyer’s failure to deliver written notice of approval of the Property (“Notice of Approval”) in Buyer’s sole and absolute discretion on or before the expiration of the Due Diligence Period, shall conclusively be considered Buyer’s disapproval of all the conditions and documents in Section 5.1 and this Section 5.2. If Buyer has given Seller the Termination Notice in accordance with this Section 5.2., or if Buyer has failed to deliver its Notice of Approval on or prior the expiration of the Due Diligence Period, this Agreement shall be deemed canceled and Buyer shall be entitled to the return of its Deposit (and the interest accrued thereon).

5.2.2                     During the Due Diligence Period, Buyer and Buyer’s Agents shall be granted a right of entry on the Property (a) to perform such non invasive engineering, environmental and geological reviews as Buyer shall deem appropriate, (b) examine all structural and mechanical systems within the Improvements, (c) examine the books and records of Seller relating to the operation of the Property, and (d) conduct such other non invasive physical inspections and make such other reports as Buyer shall deem appropriate for any purpose related to Buyer’s proposed ownership, use or development of the Property. Buyer’s right of entry upon the Property shall be subject to, and Buyer agrees to perform, each of the following conditions and covenants, all of which shall survive the expiration or termination of this Agreement and the delivery of the Deed (as defined in Section 7.2.1 below):

(a)                                  Buyer shall pay all costs, expenses, liabilities, and charges incurred by Buyer related to Buyer’s entry;

(b)                                  Buyer, at Buyer’s sole cost, shall repair all damage or injury caused by Buyer or Buyer’s Agents in connection with any such inspection or entry and shall return the Property to the condition existing prior to such entry;

(c)                                  Any entry upon the Property shall be upon reasonable notice to Seller, shall be at reasonable times and shall not unreasonably interfere with the Seller’s operations on the Property. Seller, at its sole expense, shall have the right to accompany Buyer and Buyer’s Agents during any entry upon the Property and to require that Buyer and Buyer’s Agents comply with Seller’s safety and security procedures disclosed to Buyer prior to such entry;

(d)                                  Buyer shall keep the Property free and clear of all liens arising out of the activities of Buyer or Buyer’s Agents conducted upon the Property; provided, however, the foregoing shall not apply to any lien arising from or related to any pre-existing Hazardous Substances located on, in or under the Property, subject to the provisions of Section 5.2.2(h) below;

(e)                                  Buyer shall indemnify and hold Seller harmless from any lien, loss, claim, liability, or expense, including attorneys’ fees and costs, arising out of or in connection with the activities of Buyer or Buyer’s Agents on or about the Property; provided, however, subject to Section 5.2.2(h) below, the foregoing indemnity and hold harmless obligations and the provisions of Section 5.2.2(b) above shall not apply to (i) any loss, liability cost, claim, damage, injury or expense to the extent arising from or related to the negligence or willful misconduct of Seller, Seller’s employees, managers, officers, partners, shareholders and members, as applicable, (ii) any diminution in value in the Property arising from or relating to matters discovered by Buyer during its investigation of the Property in accordance with the terms of this Agreement, (iii) any defects in the Property discovered by Buyer during its investigation of the Property in accordance with the terms of this Agreement, and (iv) the existence of any Hazardous Substances which are discovered (but not deposited) on or under the Property by Buyer;

(f)                                    Buyer shall provide liability insurance, with a combined single limit of liability not less than One Million Dollars ($1,000,000), either under Buyer’s policy or such insurance provided by Buyer’s Agents. Seller shall be named as an additional insured upon such insurance. Buyer shall provide proof of such insurance reasonably acceptable to Seller prior to, and as a condition of, any such entry; and

(g)                                 Prior to performing any invasive testing, Buyer shall obtain Seller’s written approval, which approval shall not be unreasonably withheld, conditioned or delayed, with respect to the scope of work intended to be performed and shall provide Seller an opportunity to confer, either directly or through Seller’s consultants, with Buyer’s environmental consultants in order to determine whether to permit any sampling or testing of surface or subsurface soils, surface water or ground water or to refine the scope of the work to be performed. Seller and its consultants shall be entitled to take “split samples” of any samples obtained by Buyer and its consultants. Seller shall bear all expenses of its own environmental consultants in reviewing Buyer’s work plan and analyzing any split samples.

(h)                                 Buyer shall have no liability to Seller with respect to any pre-existing structural condition, soil or geological condition, dangerous or defective condition, Hazardous Materials, or other matter revealed as a result of such tests or inspections on or under the Property not caused by Buyer or its agents but discovered during its investigations and inspections, provided that, if as a result of Buyer’s or its agents’ activities on the Property any such conditions or defects are exacerbated or aggravated, Buyer shall be liable to Seller therefor to the extent of any such exacerbation or aggravation.

5.2.3                     Prior to the Closing, all information derived from Buyer’s tests and test results shall, to the extent permissible under existing law and subject to the terms of Section 4.3, remain confidential and not be disclosed to any party other than as is necessary to consummate the transaction contemplated hereby, to obtain acquisition financing or to exercise Buyer’s rights hereunder including, without limitation, Buyer’s counsel, prospective lenders, joint venturers and/or investors and its consultants. Seller shall be entitled to receive, without representation or warranty by Buyer, copies of all tests and test results together with the right, as a party of interest, to be able to access the consultant’s file information and work product in the event the Closing does not occur, unless the Closing does not occur because of Seller’s default under this Agreement. Buyer shall obtain all consultants’ consent to the foregoing as a part of any retention agreement. Seller’s rights shall survive the termination of this Agreement. Buyer shall bear the costs and expenses with respect to its feasibility studies hereunder, including, but not limited to, all environmental matters and investigations.

5.3                               Performance. Seller shall have performed, observed and complied with all covenants, agreements and conditions required by this Agreement to be performed, observed and complied with on its part prior to or as of the Closing hereunder.

5.4                               Documents and Deliveries. All instruments and documents required on Seller’s part to effectuate the Closing, as set forth herein and the transactions contemplated hereby shall be delivered to Buyer or the Escrow Agent, as required hereby, and shall be in form and substance consistent with the requirements herein.

5.5                               Title Policy. At the Closing, Title Company shall have delivered to Buyer either (a) a CLTA owner’s standard policy of title insurance (the “Title Policy”), insuring Buyer’s fee simple title to the Property in the amount of the Purchase Price subject only to the Permitted Exceptions, or (b) Title Company’s irrevocable commitment to issue such Title Policy subject only to the Permitted Exceptions.

5.6                               Condition of Property. Subject to the terms and conditions of Article 9 below, the physical condition of the Property shall be substantially the same on the day of Closing as on the date of Buyer’s execution of this Agreement, reasonable wear and tear excepted.

5.7                               Accuracy of Representations. All of the representations and warranties of Seller contained in this Agreement shall have been true and correct in all material respects when made, and shall be true and correct in all material respects on the date of Closing (as defined in Section 7.1 below) with the same effect as if made on and as of such date.

5.8                               Failure of Conditions. If any of the Contingencies set forth in this Article 5 are not satisfied or waived in writing by Buyer at or prior to the times prescribed therein, then, Buyer may elect, by written notice to Seller, to terminate this Agreement, in which event all rights, obligations and liabilities of Seller and Buyer under and pursuant to this Agreement shall terminate (except for obligations or liabilities under this Agreement that expressly survive the termination of this Agreement and rights of the parties with respect to such surviving obligations and liabilities), the Escrow Agent shall, without further notice to or from any party, and without liability therefor, cancel and terminate the Escrow and the Deposit shall be paid to Buyer. If, however, any of the Contingencies set forth in Section 5.3 or Section 5.7 are not satisfied, or any other condition set forth in this Article 5 is not satisfied, as a result of a breach or default by Seller, then the provisions of Section 10.2 below shall apply.

5.9                               Copies of Reports. In the event of termination of this Agreement, Buyer shall promptly return to Seller all documents delivered by Seller to Buyer and, after termination of this Agreement for any reason other than as a result of Seller’s breach or default hereunder, Buyer shall provide copies to Seller, without representation or warranty, of all reports and studies obtained or developed by Buyer or Buyer’s consultants, with respect to the physical condition of the Property at no cost to Seller; provided, however, that Buyer shall not be obligated to deliver to Seller any internal memoranda or financial projections or correspondence of Buyer, documents subject to the attorney client privilege and any appraisals or other valuation information for the Property.

6.                                      Conditions of Seller’s Obligations. The Closing and Seller’s obligations under this Agreement to sell the Property shall be subject to the satisfaction, prior to the times prescribed herein, of the following conditions, with Seller to retain the right to waive in writing, in whole or in part, any of the following conditions at or prior to the time prescribed herein for approval or disapproval by Seller:

6.1                               Accuracy of Representations. All of the representations and warranties of Buyer contained in this Agreement shall have been true and correct in all material respects when made, and shall be true and correct in all material respects on the date of Closing with the same effect as if made on and as of such date.

6.2                               Performance. Buyer shall have performed, observed and complied with all covenants, agreements and conditions required by this Agreement to be performed, observed and complied with on its part prior to or as of the Closing hereunder.

6.3                               Documents and Deliveries. All instruments and documents required on Buyer’s part to effectuate the Closing and the transactions contemplated hereby shall be delivered to Seller or the Escrow Agent, as required hereby, shall be in form and substance consistent with the requirements herein, and all funds to be deposited into the Escrow pursuant hereto shall have been timely deposited.

6.4                               Failure of Conditions. If any conditions precedent to Seller’s obligations hereunder are not timely satisfied or waived in writing by Seller, as set forth in this Article 6 and including, but not limited to, timely delivery of the Deposit or other funds required to be deposited by Buyer into the Escrow, and such non-satisfaction of such condition(s) precedent continue for more than five (5) days following Buyer’s receipt of written notice of such non-satisfaction of such conditions precedent, then Seller shall have the option, exercisable by written notice to Buyer at or prior to the Closing, of declining to proceed with the Closing; provided, however, that the foregoing notice and cure period shall not be applicable to Buyer’s failure to deposit with Escrow Agent on or before the Closing Date the balance of the Purchase Price and all other documents and instruments required for the Closing. In such event, except as expressly set forth herein, all obligations and liabilities of the parties under this Agreement shall terminate (except for any obligations or liabilities under this Agreement which specifically set forth that such obligations or liabilities shall survive the termination of this Agreement) and (a) all documentation delivered to Buyer pursuant hereto shall be returned to Seller, (b) all third party reports obtained by Buyer with respect to the physical condition of the Property shall be delivered to Seller, without representation or warranty, at no cost to Seller, if requested by Seller, and (c) the Deposit shall be paid to Seller to the extent Seller is entitled thereto in accordance with Section 17 of this Agreement.

7.                                      Closing; Deliveries.

7.1                               Closing Date. The closing of the transaction described in this Agreement (the “Closing”) shall take place on the date which is fifteen (15) days after the expiration of the Due Diligence Period (or the next business day if such date falls on a weekend or holiday) (the Closing Date”). Upon either party’s request, the other party shall confirm in writing the date on which the Due Diligence Period expires hereunder and/or the Closing Date. The Closing shall be deemed to occur as of the moment the Deed is recorded and the Purchase Price is disbursed to Seller.

7.2                               Seller’s Closing Deposits. At or prior to the Closing, Seller shall deposit the following into the Escrow for recordation and/or delivery to Buyer at the Closing:

7.2.1                     Grant Deed. A grant deed (the “Deed”) for the Real Property in the form attached hereto as Exhibit “E”, duly executed and acknowledged by Seller and in proper form for recording, subject only to the Permitted Exceptions.

7.2.2                     Assignment of Intangible Property. Two (2) counterpart originals of an assignment (“Assignment”) for all of Seller’s right, title and interest in the Intangible Property in the form attached hereto as Exhibit ”C,” duly executed by Seller, which shall provide for an assumption by Buyer of all obligations of assignor thereunder accruing from and after the date of the Closing.

7.2.3                     FIRPTA and Form 593-C. A certification and affidavit as required by the Foreign Investors Property Tax Act, as amended, and the comparable provisions of California law.

7.2.4                     Other Documents. Such resolutions, authorizations, bylaws or other corporate/partnership documents or agreements relating to Seller as may be reasonably requested.

7.3                               Buyer’s Closing Deposits. At or prior to the Closing, Buyer shall deposit into the Escrow for delivery to Seller at the Closing the following:

7.3.1                     Balance of Purchase Price. The balance of the Purchase Price in cash or by wire transfer in the amount required under Article 2 hereof for delivery to Escrow Agent.

7.3.2                     Assignment of Intangible Property. Two (2) counterpart originals of the Assignment duly executed by Buyer.

7.3.3                     Other Documents. Such other instruments and documents as reasonably may be required to effectuate this Agreement and consummate the transactions contemplated hereby.

8.                                      Apportionments; Expenses.

8.1                               Apportionments.

8.1.1                     Taxes, Utilities and Operating Expenses. All real estate taxes, non-delinquent charges and any assessments affecting the Property and all charges for utilities and other operating expenses of the Property (excluding insurance premiums), if any, shall be prorated on a per diem basis as of midnight on the date before Closing. Buyer shall not be charged any portion of the insurance premiums allocable to any insurance maintained by Seller. If any real estate taxes, charges or assessments or any charges for utilities and other operating expenses of the Property (other than insurance premiums) have not been finally assessed or billed to Seller as of midnight on the date before Closing, then the same shall be adjusted at Closing based upon the most recently issued bills therefor and shall be re-adjusted outside of the Escrow when final bills are issued.

8.1.2                     Charges under Assigned Contracts. The unpaid monetary obligations of Seller with respect to any of the Assigned Contracts, if any, shall be prorated on a per diem basis as of midnight before the date of the Closing.

8.2                               Expenses. The expenses and costs of the transactions contemplated by this Agreement shall be borne by the parties as follows, all of which obligations shall survive the Closing:

8.2.1                     Advisors. Subject to Section 14.10 hereof, each party will pay all its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, including, without limitation, (a) all costs and expenses stated herein to be borne by such party, and (b) all of its own respective accounting, legal and appraisal fees.

8.2.2                     Seller’s Expenses. Seller shall pay at the Closing (a) the premium attributable to a CLTA title policy for Buyer, (b) fifty percent (50%) of all escrow fees, and (c) all city and county transfer taxes.

8.2.3                     Buyer’s Expenses. Buyer shall pay at the Closing (a) all premiums for Buyer’s title policy over and above a CLTA title policy and all endorsements, and (b) fifty percent (50%) of all escrow fees.

8.2.4                     Other Fees. All other Closing costs if any, shall be divided by the parties in accordance with the custom of Alameda County.

8.3                               Possession. Possession of the Property shall be surrendered to Buyer at the Closing free and clear of all tenancies and any rights of possession of others.

9.                                      Casualty and Condemnation; Insurance.

9.1                               Threshold Amount for Termination Option. If, at any time prior to the date of Closing, Improvements having a replacement value of Two Hundred Fifty Thousand Dollars ($250,000) or more are destroyed or damaged as a result of fire or any other casualty whatsoever (or damage or destruction of any portion of the Improvements is not covered by insurance), or as a result of the Property being condemned or taken by eminent domain proceedings by any public authority, the Property’s value is reduced by Two Hundred Fifty Thousand Dollars ($250,000) or more, then, at Buyer’s option, to be exercised by written notice to Seller, this Agreement shall terminate, and the Deposit shall be returned to Buyer, and except as expressly set forth herein, neither party shall have any further liability or obligation to the other hereunder. Buyer shall exercise such termination right, if at all, within fifteen (15) days after receipt of written notice from Seller advising Buyer of such damage or taking.

9.2                               Allocation of Compensation. If there is any damage or destruction or condemnation or taking, as above set forth, and if (a) the resulting reduction in the value of the Property is less than Two Hundred Fifty Thousand Dollars ($250,000) and is covered by insurance (except for Seller’s deductible applicable to such damage), or (b) Buyer elects not to terminate this Agreement as provided above, then Buyer shall pay the Purchase Price in full at the Closing and the Property shall belong to Buyer, provided that (i) in the case of a taking, all condemnation proceeds paid or payable to Seller shall be paid or assigned to Buyer at the Closing; or (ii) in the case of a casualty, Seller shall assign to Buyer all rights to any insurance proceeds paid or payable under the applicable insurance policies and Seller shall credit against the Purchase Price the amount of the Seller’s deductible applicable to such damage or destruction. In no event shall Seller have any obligation to restore any damage to the Property caused by or arising from a condemnation or casualty event, nor shall Buyer have the right to terminate this Agreement as a result thereof other than as provided in Section 9.1 above.

10.                               Remedies for Buyer’s Default and Seller’s Default.

10.1                        Buyer’s Default. FOLLOWING EXPIRATION OF THE DUE DILIGENCE PERIOD, IN THE EVENT BUYER BREACHES OR FAILS TO PERFORM ITS OBLIGATION TO PURCHASE THE PROPERTY PURSUANT TO THIS AGREEMENT, THEN SELLER SHALL, AS ITS SOLE REMEDY THEREFOR, BE ENTITLED TO RECEIVE THE DEPOSIT MADE PURSUANT TO SECTION 2 HEREOF, INCLUDING ALL INTEREST EARNED AND ACCRUED THEREON, AS LIQUIDATED DAMAGES (AND NOT AS A PENALTY) IN LIEU OF, AND AS FULL COMPENSATION FOR, ALL OTHER RELIEF, RIGHTS OR CLAIMS OF SELLER AGAINST BUYER, AT LAW OR IN EQUITY, BY REASON OF SUCH DEFAULT. THEREUPON THIS AGREEMENT SHALL TERMINATE AND THE PARTIES SHALL BE RELIEVED OF ALL FURTHER OBLIGATIONS AND LIABILITIES HEREUNDER, EXCEPT FOR THOSE OBLIGATIONS

WHICH EXPRESSLY SURVIVE CLOSING OR TERMINATION OF THIS AGREEMENT. SELLER HEREBY WAIVES ITS RIGHT TO SEEK SPECIFIC PERFORMANCE OF THIS AGREEMENT IN THE EVENT OF BUYER’S BREACH OF ITS OBLIGATION TO PURCHASE THE PROPERTY. BUYER AND SELLER ACKNOWLEDGE THAT THE DAMAGES TO SELLER RESULTING FROM BUYER’S BREACH WOULD BE DIFFICULT, IF NOT IMPOSSIBLE TO ASCERTAIN WITH ANY ACCURACY, AND THAT THE LIQUIDATED DAMAGE AMOUNT SET FORTH IN THIS SECTION REPRESENTS BOTH PARTIES’ EFFORTS TO APPROXIMATE SUCH POTENTIAL DAMAGES. NOTWITHSTANDING THE FOREGOING, OR ANY OTHER PROVISION TO THE CONTRARY, THIS SECTION 10.1 SHALL IN NO WAY LIMIT OR RESTRICT SELLER’S RECOVERY UNDER SECTION 5.2 ABOVE AND/OR SECTION 14.10 BELOW.

/s/ WC	Seller’s Initials	/s/ MR	Buyer’s Initials

10.2                        Seller Breach Before Closing. In the event that the Closing does not occur as a result of Seller’s breach of this Agreement (“Seller’s Breach”)  which is not cured by Seller within five (5) days after written notice from Buyer to Seller of such Seller’s Breach other than Seller’s failure to deposit with Escrow Agent on or before the Closing Date all documents and instruments required for the Closing, which shall not be subject to the foregoing notice and cure period, Buyer shall be entitled to (a) bring an action for specific performance if filed and served upon Seller within sixty (60) days after the occurrence of such alleged breach, or (b) terminate this Agreement, obtain a refund of the Deposit, if made, and pursue any  remedies at law to which it may be legally entitled; provided, however, that (i) Seller’s liability for any such Seller’s Breach shall be limited to claims for which the damages are not less than Twenty Five Thousand Dollars ($25,000) and shall be subject to an aggregate maximum sum of Three Hundred Thousand Dollars ($300,000), and (ii) Seller shall in no event, except for fraud committed by Seller, have any liability for matters disclosed to Buyer in any documents and information produced for Buyer pursuant to this Agreement or discovered by Buyer prior to termination of this Agreement, and (iii) Seller shall have no liability for any such Seller’s Breach unless such damage claim is expressly asserted by Buyer in an action filed and served on Seller within one (1) year following the termination of the Agreement.

10.3                        Seller Breach After Closing. In the event the Closing does occur and Buyer discovers a Seller’s Breach, (a) Seller’s liability for a Seller’s Breach shall be limited to claims for which the damages are not less than  Twenty Five Thousand Dollars ($25,000) and which shall be subject to an aggregate maximum of Three Hundred Thousand Dollars ($300,000), (b) Seller shall in no event, except for fraud committed by Seller, have any liability for matters disclosed to Buyer in documents produced or made available to Buyer by Seller or discovered by Buyer prior to the Closing if Buyer elects to proceed to close this transaction notwithstanding the disclosure or discovery of such matters prior to the Closing, and (c) Seller shall have no liability for any Seller’s Breach unless such damage claim is asserted by Buyer in an action filed and served on Seller within one (1) year following the Closing.

11.                               Further Assurances. Seller and Buyer each agrees to perform such other acts, and to execute, acknowledge and deliver, prior to, at or subsequent to the Closing, such other instruments, documents and other materials as the other may reasonably request and as shall be necessary in order to effect the consummation of the transactions contemplated hereby. The immediately preceding sentence shall not be construed or interpreted as a limitation or restriction on any right Buyer has under this Agreement to terminate this Agreement prior to the Closing or to not deliver its Approval Notice on or prior to the expiration of the Due Diligence Period.

12.                               Notices. All notices and other communications provided for herein shall be in writing and shall be sent to the address set forth below (or such other address as a party may hereafter designate for itself by notice to the other parties as required hereby) of the party for whom such notice or communication is intended:

If to Seller:

AXT, Inc.
4281 Technology Drive
Fremont, California  94538
Attn:  Wilson Cheung
Fax:  (510) 438-4793
Phone:  (510) 438-4735

With a copy to:

DLA Piper US LLP
2000 University Avenue
East Palo Alto, California  94303
Attn:                    Austin Stewart, Esq.
Fax:                           (650) 833-2001
Phone: (650) 833-2250

If to Buyer:

South Bay Development Company

1690 Dell Avenue

Campbell, California  95008

Attn:  Mark Regoli
Fax:  (408) 379-3229
Phone:  (408) 379-0400

With a copy to:

Berliner Cohen

10 Almaden Blvd., 11th Floor

San Jose, CA 95113

Attn: Sam Farb, Esq.

Fax:                           (408) 998-5388

Phone:           (408) 286-5800

Any such notice or communication shall be sufficient if sent by registered or certified mail, return receipt requested, postage prepaid; by hand delivery; by overnight courier service; or by telecopy with an original by regular mail. Any such notice or communication shall be effective when delivered to the office of the addressee or upon refusal of such delivery.

13.                               Brokers. Seller and Buyer are each represented by CB Richard Ellis (“Broker”). If and when the Closing occurs, Seller shall pay a brokerage commission to Broker pursuant to a separate agreement with Broker. Except for the Broker set forth herein, each party represents to the other that it has not dealt with any broker, agent, or finder for which a commission or fee is payable in connection with this Agreement. Each party shall indemnify, defend, and hold harmless the other party from any claims, demands, or judgments for commissions or fees based on the claimant’s representation or alleged representation of the indemnifying party in this transaction. The provisions of this Section 14 shall survive the Closing or the termination of this Agreement.

14.                               Miscellaneous.

14.1                        Assignability. Buyer shall have the right to assign its rights under this Agreement to a corporation, partnership, limited liability company, tenancy-in-common or other entity (i) in which Buyer or any of the shareholders of Buyer holds directly or indirectly a controlling interest (i.e. either a majority ownership interest or the sole right to direct the management and control of such assignee), or (ii) in which one of the members or partners of the assignee is an entity (or affiliate of an entity or which has a constituent member) with whom Buyer has previously entered into joint venture transactions and the other member or partner of such assignee is an entity in which one or more of the shareholders of Buyer holds a direct or indirect interest and such assignment is not made for any payment or other monetary consideration by such assignee to Buyer. Except as expressly set forth herein, Buyer may not assign or transfer all or any portion of its rights or obligations under this Agreement to any other individual, entity or other person without the consent thereto by Seller, which may be withheld in Seller’s absolute discretion.

14.2                        Governing Law; Parties in Interest. This Agreement shall be governed by the law of the State of California and shall bind and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors, assigns and personal representatives.

14.3                        Recording. Neither this Agreement nor any notice or memorandum hereof shall be recorded in any public record. A violation of this prohibition shall constitute a material breach of this Agreement.

14.4                        Time of the Essence. Time is of the essence of this Agreement.

14.5                        Headings. The headings preceding the text of the sections and subsections hereof are inserted solely for convenience of reference and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.

14.6                        Counterparts. This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14.7                        Exhibits. All Exhibits which are referred to herein and which are attached hereto or bound separately and initialed by the parties are expressly made and constitute a part of this Agreement.

14.8                        Survival. Unless otherwise expressly stated in this Agreement, the warranties, representations and covenants of Seller and Buyer shall terminate as of the Closing and shall be deemed to have merged with the Deed. Without limiting the foregoing, the warranties, representations and covenants of Article 3 (subject to the limitations in Section 3.9 and Article 10), Article 4, Sections 5.2.2, 5.2.3, 5.9, 9.2, and Articles 10, 11 & 13, and Sections 14.10 and 14.12 hereof shall survive the Closing or any earlier termination of this Agreement.

14.9                        Entire Agreement; Amendments. This Agreement and the Exhibits hereto set forth all of the promises, covenants, agreements, conditions and undertakings between the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as contained herein. This Agreement may not be changed orally but only by an agreement in writing, duly executed by or on behalf of the party or parties against whom enforcement of any waiver, change, modification, consent or discharge is sought.

14.10                 Attorneys’ Fees. If there is any legal action or proceeding between Seller and Buyer arising from or based upon this Agreement, the unsuccessful party to such action or proceeding shall pay to the prevailing party all costs and expenses, including reasonable attorneys’ fees and disbursements incurred by the prevailing party in such action or proceeding and in any appeal in connection therewith, and such costs, expenses, attorneys’ fees and disbursements shall be included in and as part of such judgment.

14.11                 Documentary Transfer Tax. Either party shall, at the time of recording the Grant Deed, in accordance with California Revenue and Taxation Code Section 11932, be entitled to require that the amount of the documentary transfer tax due be shown on a separate paper which shall be affixed to the Grant Deed subsequent to recording.

14.12                 Tax Deferred Exchange:  Each party agrees to cooperate with the other party for the purpose of effecting a tax deferred exchange pursuant to Internal Revenue Code Section 1031. Buyer and Seller agree that the consummation of this Agreement is not predicated or conditioned upon the completion of any such exchange and such exchange shall not delay the Close of Escrow hereunder. Neither party shall incur any additional liability or financial obligation (including legal fees) as a consequence of the other party’s contemplated exchange and the exchanging party agrees to hold the other party harmless from any liability that may arise from the other party’s participation therein. In no event shall the non-exchanging party be required to take title to any property other than the Property.

15.                               Escrow Agent. Escrow Agent shall hold the Deposit in accordance with the terms and provisions of the escrow instructions to be given to Escrow Agent by the parties in a form consistent with this Agreement.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

BUYER:

S B C & D CO., INC.,

a California corporation, dba South Bay Development Company

By:	/s/ Mark Regoli

Its:	Executive Vice President

SELLER:

AXT, INC.,
a Delaware corporation

By:	/s/ Wilson W. Cheung

Its:	Chief Financial Officer

ACKNOWLEDGEMENT

Escrow Holder executes this Agreement below solely for the purpose of acknowledging that it agrees to be bound by the provisions hereof to the extent applicable to the express obligations of Escrow Holder hereunder.

ESCROW HOLDER:

FIRST AMERICAN TITLE COMPANY

By:	/s/ LIZ ZANKICH
Name:	Liz Zankich
Title:	Sr. Escrow Officer
Date:	10/22/07

EXHIBIT A

LEGAL DESCRIPTION OF THE REAL PROPERTY

The Land referred to herein is situated in the City of Fremont, County of Alameda, State of California, and is described as follows:

Lots 16 and 20 of Tract 4390, filed September 15, 1980, in Map Book 120, at Pages 96 through 98, inclusive, Alameda County Records.

APN:  525-1652-012-01

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EXHIBIT B

DEFINITION OF HAZARDOUS MATERIALS

The term “Hazardous Materials” means material, waste, chemical, compound, substance, mixture, or byproduct that is identified, defined, designated, listed, restricted or otherwise regulated under Environmental Laws (as defined hereinbelow) as a “hazardous constituent,” “hazardous substance,” “hazardous material,” “extremely hazardous material,” “hazardous waste,” “acutely hazardous waste,” “hazardous waste constituent,” “infectious waste,” “medical waste,” “biohazardous waste,” “extremely hazardous waste,” “pollutant,” “toxic pollutant,” or “contaminant,” or any other formulation intended to classify substances by reason of properties that are deleterious to the environment, natural resources or public health or safety including, without limitation, ignitability, corrosiveness, reactivity, carcinogenicity, toxicity, and reproductive toxicity. The term “Hazardous Materials” shall include, without limitation, the following:

(i) A “Hazardous Substance”, “Hazardous Material”, “Hazardous Waste”, or “Toxic Substance” under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Section 5101, et seq. or the Solid Waste Disposal Act, 42 U.S.C. Section 6901, et seq., including any regulations promulgated thereunder, as any of the foregoing may be amended;

(ii) An “Acutely Hazardous Waste”, “Extremely Hazardous Waste”, “Hazardous Waste”, or “Restricted Hazardous Waste”, under Section 25110.02, 25115, 25117 or 25122.7 of the California Health and Safety Code, or is listed pursuant to Section 25140 of the California Health and Safety Code, as any of the foregoing may be amended;

(iii) A “Hazardous Material”, “Hazardous Substance” or “Hazardous Waste” under Section 25260, 25281, 25316, 25501, or 25501.1 of the California Health and Safety Code, as any of the foregoing may be amended;

(iv) “Oil” or a “Hazardous Substance” under Section 311 of the Federal Water Pollution Control Act, 33 U.S.C. Section 1321, as may be amended, as well as any other hydrocarbonic substance, fraction, distillate or by-product;

(v) Any substance or material defined, identified or listed as an “Acutely Hazardous Waste,” “Extremely Hazardous Material”, “Extremely Hazardous Waste”, “Hazardous Constituent”,  “Hazardous Material”, “Hazardous Waste”, “Hazardous Waste Constituent”, or “Toxic Waste” pursuant to Division 4.5, Chapters 10 or 11 of Title 22 of the California Code of Regulations, as any of the foregoing may be amended;

(vi) Any substance or material listed by the State of California as a chemical known by the State to cause cancer or reproductive toxicity pursuant to Section 25249.8 of the California Health and Safety Code, as may be amended;

B-1

(vii) A “Biohazardous Waste” or “Medical Waste” under Section 117635 or 117690 of the California Health and Safety Code, as may be amended;

(viii) Polychlorinated biphenyls, asbestos, and any asbestos containing material; and/or

(ix) A substance that, due to its characteristics or interaction with one or more other materials, wastes, chemicals, compounds, substances, mixtures, or byproducts, damages or threatens to damage the environment, natural resources or public health or safety, or is required by any law or public entity to be remediated, including remediation which such law or public entity requires in order for the property to be put to any lawful purpose.

As used herein, the term “Environmental Laws” means any applicable foreign, federal, state, or local law, statute, regulation, rule, ordinance, permit, prohibition, restriction, license, order, requirement, agreement, consent, or approval, or any decision, opinion, determination, judgment, directive, decree or order of any executive, administrative or judicial authority at any applicable foreign, federal, state or local level (whether now existing or subsequently adopted or promulgated) relating to pollution or the protection of the environment, ecology, natural resources or public health and safety.

B-2

EXHIBIT C

ASSIGNMENT AND ASSUMPTION OF INTANGIBLE PROPERTY

This Assignment and Assumption of Intangible Property (“Assignment”) is entered as of this              day of                                 , 200     (“Effective Date”), by and between AXT, Inc., a Delaware corporation (“Assignor”), and                                                          (“Assignee”).

The parties make this Assignment on the basis of the following facts, intentions and understandings:

A.                                    Assignor shall convey contemporaneously herewith to Assignee certain real property and all improvements thereon (the “Property”) located at 4311 Solar Way, in the City of Fremont, California, as more particularly described in Exhibit “A” attached to that certain Purchase and Sale Agreement (the “Contract of Sale”) dated October       , 2007, by and between Assignor, as “Seller”, and Assignee (or Assignee’s predecessor in interst), as “Buyer”.

B.                                    Assignor desires (concurrently with its transfer and conveyance of the Property to Assignee) to assign and transfer to Assignee its right title and interest in and to the following (collectively, the “Assigned Property”):

(i)                                     any and all warranties and guaranties benefiting the Property, to the extent the same are assignable without the consent of, or any payment or notice to, the party providing the same (collectively, “Warranties”);

(ii)                                  any and all indemnities, claims, licenses, plans, specifications, surveys and engineering reports applicable to the Property described in the Contract of Sale, to the extent the same are assignable without the consent of, or any payment or notice to, the party providing the same; and

(iii)                               any Intangible Property, as defined in the Contract of Sale, owned by Seller in connection with the Property described in the Contract of Sale.

C.                                    Assignor and Assignee now wish to enter into this Assignment of Contracts from Assignor to Assignee.

NOW, THEREFORE, in consideration of the mutual covenants and promises of the parties, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.                                      Assignment. As of the Effective Date, Assignor hereby assigns all of Assignor’s right, title and interest in and to the Assigned Property to Assignee.

2.                                      Assumption. Assignee accepts the assignment from Assignor and hereby assumes all of the Assignor’s obligations under the Contracts accruing from and after the close of escrow under the Contract of Sale.

C-1

3.                                      Counterparts. This Assignment may be executed in counterparts, each of which shall be an original, but all of which shall constitute one instrument.

4.                                      Attorney’s Fees. In the event of any action or suit between the parties in connection with this Assignment, the prevailing party in such action or suit shall be entitled to have and recover from the other party all reasonable costs and expenses of suit, including reasonable attorneys’ fees.

IN WITNESS WHEREOF, the parties hereby have executed this Assignment that day and year first above written.

ASSIGNOR:

AXT, INC.

a Delaware corporation

By:
Name:
Title:

ASSIGNEE:

a

By:
Name:
Title:

C-2

EXHIBIT D

PROPERTY DOCUMENTS

Pursuant to Section 3.4 of the Agreement, Seller shall provide to Buyer documents within the following categories, to the extent in Seller’s possession or control and to the extent such Property Documents are non-proprietary and non-confidential:

A.            Copies of past three (3) years real estate tax bills;

B.            Copies of all contracts entered into by Seller with respect to the Property, including, but not limited to, management agreements, leasing commission agreements (especially relative to any unpaid current or future commissions), service contracts and labor union contracts;

C.            The most current, certified “as built” property survey;

D.            Final “as built” plans and specifications, to the extent available, including soils reports and structural, mechanical and electrical calculations for all improvements;

E.             Copies of all reports and studies relating to environmental, soils, geological and ground water conditions or the presence or use of any toxic or hazardous substances relating to the Property;

F.             Copies of all Use Permits, Building Permits, Certificates of Occupancy and any other similar kinds of governmental approvals and permits respecting the Property; and

G.            Copies of all casualty, liability and other insurance policies for the Property; copies of any claims filed against such insurance and copies of all insurance loss control reports; and copies of fire department inspections reports.

D-1

EXHIBIT E

RECORDING REQUESTED BY AND
WHEN RECORDED MAIL TO:

c/o South Bay Development Company
1690 Dell Avenue
Campbell, CA 95008
Attn: Mark Regoli

SPACE ABOVE THIS LINE FOR RECORDER’S USE

Mail Tax Statements to:	The undersigned grantor or agent declares:

Documentary Transfer Tax is shown on a separate sheet attached to
c/o South Bay Development Company	this deed and is not a part of the public record.
1690 Dell Avenue
Campbell, CA 95008
Attn: Lee Casentini	(signature of grantor or agent above)

A.P.N. 525-1652-012-01

GRANT DEED

FOR VALUABLE CONSIDERATION, receipt of which is hereby acknowledged,

AXT, Inc., a  Delaware corporation

hereby GRANT(S) to                                                                             , a                                        limited liability company

that certain real property in the City of Fremont, County of Alameda, State of California, more particularly described as follows:

See Exhibit “A” attached hereto and incorporated herein by reference

Dated:	AXT, Inc.,
a Delaware corporation

By:
Name:
Its:

EXHIBIT “A” TO GRANT DEED

DESCRIPTION OF REAL PROPERTY

The Land referred to herein is situated in the City of Fremont, County of Alameda, State of California, and is described as follows:

Lots 16 and 20 of Tract 4390, filed September 15, 1980, in Map Book 120, at Pages 96 through 98, inclusive, Alameda County Records.

APN:  525-1652-012-01

STATE OF CALIFORNIA COUNTY OF	ss.

On                                 , before me,                                   , Notary Public, personally appeared                      personally known to me (or proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

WITNESS my hand and official seal.